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                                                                      EXHIBIT 12


                            SPLITROCK SERVICES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in thousands of dollars)

                                                   December 31,    December 31,
                                                       1997            1998
                                                   ------------    ------------

Pre-tax loss from continuing operations              $(10,121)       $(57,830)

Fixed charges:
  Interest expense and amortization
  of debt discount and premium on
  all indebtedness                                        235          15,390

Rentals:
  Facilities - 33%                                         72             219
                                                     --------        --------
  Total fixed charges                                     307          15,609
                                                     --------        --------
Loss before income taxes and fixed charges           $ (9,814)       $(42,221)

Ratio of earnings to fixed charges                      (A)             (A)
                                                     --------        --------

(A) As a result of the losses incurred in the period from inception (March 5) to December 31, 1997 and the year ended 1998, the Company was unable to fully cover the indicated fixed charges.